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                                                                    Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the joint proxy statement/prospectus of Intuitive Surgical, Inc. included as part of Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-104093) for the registration of 20,438,802 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003 (except for Note 1, as to which the date is May 5, 2003), with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP



Palo Alto, California
May 29, 2003